Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

Condition and Results of Operations

For the Years Ended December 31, 2008, 2007 and 2006

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2008 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company” or “we”, “us” or “our”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Management’s Discussion and Analysis of Financial Condition and Results of Operations, there are statements concerning our future operating and future financial performance.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  demand for advertising inventory;

•                  the cost of programming and industry conditions;

•                  changes in the laws or regulations under which we operate;

•                  developments in the government investigations and litigation related to past practices of Cablevision Systems Corporation (“Cablevision”) and CSC Holdings, Inc. (“CSC Holdings”) in connection with grants of stock options and stock appreciation rights;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements that were reported by Cablevision in June 2003;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for securities and bank loans;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system and direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system and DBS operators and telephone companies;

•                  market demand for new programming services;

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming to cable television system operators, DBS operators and telephone companies (collectively referred to as “operators”) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Continued market disruptions from the world-wide financial crisis could cause broader economic downturns, which may lead to lower demand for our products, such as lower levels of television advertising and increased incidence of our customer’s inability to pay for the services we provide.  We have experienced some of the effects of this economic downturn.  Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

We earn revenues in two principal ways.  First, we receive affiliate fee payments from operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as “affiliation agreements”. The specific affiliate fee revenues we earn vary from operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers,” or are a fixed contractual monthly fee.  The second principal source of revenues is from advertising.

Under our affiliation agreements, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, most of our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE tv and IFC, although carried by many of the larger operators, have higher growth opportunities due to their current penetration levels with those operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators’ efforts to market our channels. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold and by increasing rates for such advertising, but, ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliate fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  One of our greatest challenges arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between the largest operators and us.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.

The following individual customers accounted for the following percentages of the Company’s net revenues for the years ended December 31,:

	2008	2007	2006

Customer A	13%	14%	14%
Customer B	11%	12%	13%
Customer C	13%	13%	12%

The following individual customers accounted for the following percentages of the Company’s net trade receivable balances at December 31,:

	2008	2007
Customer A	10%	11%
Customer B	10%	10%
Customer C	10%	10%

As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company’s long-lived and indefinite-lived assets at December 31, 2008 include goodwill of approximately $51.2 million, other long-lived intangible assets of approximately $224.0 million, property and equipment, net of approximately $24.5 million and long-term program rights of approximately $479.0 million.  Such assets accounted for approximately 61% of the Company’s consolidated total assets.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the Company is required to determine goodwill impairment using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.

For other long-lived assets, including intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indicator of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for projected average rates per basic and viewing subscribers used to determine affiliate fee revenue, access to programming and feature film rights and the cost of such programming and feature film rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell-out rates for those spots, average fee per advertising spot, and operating margins, among other assumptions. If these estimates or material related assumptions change in the future, we may be required to record impairment charges related to our long-lived assets.

In order to evaluate the sensitivity of the fair value calculations of the Company’s reporting units on the impairment calculation for goodwill, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit. This hypothetical decrease would have no impact on the goodwill impairment analysis for any of the Company’s reporting units.

Useful Lives of Finite-Lived Intangible Assets

The Company has recognized intangible assets for affiliation agreements and affiliate relationships, advertiser relationships and other identifiable intangible assets as a result of purchase accounting.  The Company has determined that such intangible assets have finite lives.  The estimated useful lives and carrying values of these intangibles at December 31, 2008 are as follows:

	Carrying Value at December 31, 2008	Estimated Useful Lives

Affiliation agreements and affiliate relationships	$189.0	10 years
Advertiser relationships	34.7	7 to 10 years
Other intangible assets	0.3	5 to 10 years

The amount we originally allocated in purchase accounting to the affiliation agreements and affiliate relationships finite-lived intangible assets in our consolidated financial statements is the estimated aggregate fair value of those affiliation agreements and affiliate relationships. The useful lives for the affiliation agreements and affiliate relationships were determined based upon an analysis of the weighted average remaining terms of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements. The Company has been successful in renewing its major affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future. However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business. In light of these facts and circumstances, the Company has determined that an estimated useful life of 10 years for affiliation agreements and affiliate relationships is appropriate.

There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewals.

If an affiliate were to cease carrying a service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement and affiliate relationship intangible asset. If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment of Long-Lived and Indefinite-Lived Assets” for the asset group containing that intangible asset. The Company also would evaluate whether the remaining useful life of the affiliation agreements and affiliate relationships remained appropriate. Based on December 31, 2008 carrying values, if the estimated life of all affiliation agreements and affiliate relationships were shortened by 10%, the effect on amortization for the year ending December 31, 2009 would be to increase our annual amortization expense by approximately $5.7 million.

Program Rights and Related Obligations

Rights to programming, including feature films and episodic series, acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed, unless there is uncertainty with respect to either cost, acceptability or availability, then the earlier of when the uncertainty is resolved, or when the license period has begun.  Costs are amortized to technical and operating expense on a straight-line basis over the respective license periods.  We periodically review the programming usefulness of our program rights based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness of exhibition.  If it is determined that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films is recorded in technical and operating expense.  There were no impairment charges recorded in the three years ended December 31, 2008.

Owned original programming is produced for us by independent production companies.  Any owned original programming costs qualifying for capitalization as program rights are amortized to technical and operating expense over their estimated useful lives, commencing upon the first airing, based on attributable revenue for airings to date as a percentage of total projected attributable revenue.  Projected program usage is based on the historical performance of similar content.  Estimated cash flows can change based upon programming market acceptance, levels of affiliate fee revenue and advertising revenue, and program usage.    Accordingly, we periodically review revenue estimates and planned usage and revise our assumptions if necessary which could impact the timing of amortization expenses.  Owned original programming costs qualifying for capitalization, net of amortization expense, amounted to $12.5 million and $11.1 million, for the years ended December 31, 2008 and 2007, respectively.  There were no such amounts that qualified for capitalization for the year ended December 31, 2006.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Years Ended December 31,
	2008		2007		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
	(dollars in thousands)

Revenues, net	$741,482	100%	$668,771	100%	$72,711

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	209,337	28	190,692	28	(18,645)
Selling, general and administrative	207,595	28	177,554	27	(30,041)
Restructuring expense	92	—	1,627	—	1,535
Depreciation and amortization	59,276	8	59,329	9	53
Operating income	265,182	36	239,569	36	25,613
Other income (expense):
Interest expense, net	(89,735)	(12)	(110,109)	(17)	20,374
Write-off of deferred financing costs	—	—	(2,919)	—	2,919
Loss on extinguishment of debt	—	—	(19,113)	(3)	19,113
Loss on derivative contracts	(2,843)	—	—	—	(2,843)
Miscellaneous, net	(785)	—	390	—	(1,175)
Income before income taxes	171,819	23	107,818	16	64,001
Income tax expense	(66,414)	(9)	(42,978)	(6)	(23,436)
Net income	$105,405	14%	$64,840	10%	$40,565

	Years Ended December 31,
	2007		2006		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
	(dollars in thousands)

Revenues, net	$668,771	100%	$601,698	100%	$67,073

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	190,692	28	175,168	29	(15,524)
Selling, general and administrative	177,554	27	167,783	28	(9,771)
Restructuring expense	1,627	—	—	—	(1,627)
Depreciation and amortization	59,329	9	61,496	10	2,167
Operating income	239,569	36	197,251	33	42,318
Other income (expense):
Interest expense, net	(110,109)	(17)	(121,355)	(20)	11,246
Write-off of deferred financing costs	(2,919)	—	(6,084)	(1)	3,165
Loss on extinguishment of debt	(19,113)	(3)	—	—	(19,113)
Miscellaneous, net	390	—	(48)	—	438
Income before income taxes	107,818	16	69,764	12	38,054
Income tax expense	(42,978)	(6)	(26,634)	(5)	(16,344)
Income before cumulative effect of a change in accounting principle	64,840	10	43,130	7	21,710
Cumulative effect of a change in accounting principle, net of taxes	—	—	(121)	—	121
Net income	$64,840	10%	$43,009	7	$21,831

Comparison of Year Ended December 31, 2008 Versus Year Ended December 31, 2007

Revenues, net for the year ended December 31, 2008 increased $72.7 million (11%) as compared to revenues for the prior year.  The net increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising revenue	$39.9	$(1.0)	$38.9
Affiliate fee revenue	22.6	9.4	32.0
Other revenue	1.4	0.4	1.8
	$63.9	$8.8	$72.7

The increase in advertising revenue for the year ended December 31, 2008 compared to the prior year at AMC Networks resulted principally from higher pricing and units sold.  The decrease at IFC is due to decreased sponsorship revenue related to decreased sponsorship sales.  The increase in affiliate fee revenue for the year ended December 31, 2008 compared to the prior year is due to an increase in viewing subscribers and per subscriber or fixed monthly rate increases.  Viewing subscribers as of December 31, 2008 compared to December 31, 2007, increased 9.6% and 3.9% at IFC and AMC Networks, respectively.

	As of December 31,			Percent
	2008	2007	Increase	Increase
	(in thousands)
Viewing Subscribers:
AMC	86,100	84,400	1,700	2.0%
WE tv	61,000	57,200	3,800	6.6%
IFC	48,900	44,600	4,300	9.6%

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital penetration increases, and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Our advertising revenue as a percentage of total revenue increased for the year ended December 31, 2008 compared to the same period in the prior year and we expect this trend to continue in 2009.

Technical and operating expenses include primarily amortization of program rights, including those for feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2008 increased $18.6 million (10%) compared to 2007.  The increase in technical and operating expenses is attributed to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Amortization of programming content and series development/original programming costs	$6.5	$3.8	$10.3
Programming related costs	6.5	1.8	8.3
	$13.0	$5.6	$18.6

The increase in amortization of programming content costs and series development/original programming costs of $6.5 million at AMC Networks for the year ended December 31, 2008 compared to the same period in the prior year is due primarily to an increase in amortization of licensed and owned original programming costs, partially offset by a decrease in amortization of licensed film content and series development expenses.  The increase of $3.8 million at IFC is due primarily to increased amortization of licensed film content and to a lesser extent owned original programming costs.  The increase in programming related costs is due primarily to increased non-film programming costs, broadband/video-on-demand related costs and other programming related costs.

As a percentage of revenues, technical and operating expenses was 28% for the year ended December 31, 2008 as compared to 29% for the year ended December 31, 2007.

There may be significant changes in the level of our expenses from quarter to quarter and/or year to year due to content acquisitions and/or original programming costs.  As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $30.0 million (17%) for 2008 as compared to 2007.  The net increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$17.5	$3.5	$21.0
Other general and administrative costs	5.9	1.2	7.1
Management fees	2.2	—	2.2
Long-term incentive plan expense allocated from Cablevision	(1.1)	(0.1)	(1.2)
Share-based compensation expense allocated from Cablevision	0.4	0.5	0.9
	$24.9	$5.1	$30.0

The increase in sales and marketing costs at AMC Networks of $17.5 million is primarily related to the increase in costs for the marketing and promotion of original programming series premieres and an increase in advertising sales related expenses due to increased advertising sales revenue in 2008 compared to 2007.  The increase in other general and administrative costs at AMC Networks is primarily due to an increase in rent expense of $2.6 million, an increase in legal expenses of $0.8 million and increased parent company allocations of $2.6 million.  The increase in other general and administrative costs at IFC is primarily due to an increase in rent expense of $0.6 million and increased parent company allocations of $0.9 million. Management fees increased due to the increased revenues of AMC Networks in 2008 compared to 2007.  Pursuant to an agreement with CSC Holdings, a wholly owned subsidiary of Cablevision, American Movie Classics Company LLC (“AMC LLC”) and WE: Women’s Entertainment LLC (“WE LLC”) pay a management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.

As a percentage of revenues, selling, general and administrative expenses increased to 28% in 2008 compared to 27% in 2007.

Restructuring expense of $0.1 million for the year ended December 31, 2008 represents the allocation of severance charges from the Company’s indirect parent resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments at the parent company for which the costs of such departments are partially allocated to the Company.

Depreciation and amortization decreased $0.1 million (less than 1%) for 2008 as compared to 2007 due to a decrease in amortization expense of $0.4 million due to certain intangible assets becoming fully amortized in the first quarter of 2007, partially offset by an increase in depreciation of $0.3 million relating to fixed assets placed in service during 2008.

Net interest expense decreased $20.4 million (19%) during 2008 compared to 2007. The net decrease was attributable to the following:

(dollars in millions)
Increase (decrease):
Due to lower average interest rates on our indebtedness	$(19.0)
Due to lower average debt balances	(1.7)
Due to an increase in interest income	(0.2)
Other	0.5
$(20.4)

Loss on derivative contracts of $2.8 million represents the change in the fair value of the underlying interest rate swap contracts including unrealized losses of $2.7 million.  The interest rate swap contracts effectively fix the borrowing rates on a substantial portion of the Company’s floating rate debt to provide an economic hedge against the risk of rising rates.  The loss on interest rate swap contracts resulted from a downward shift in the yield curve over the life of the contracts.

Income tax expense of $66.4 million for the year ended December 31, 2008 resulted primarily from pretax income, the impact of state income taxes, non-deductible expenses, a tax expense of $1.7 million, including accrued interest, relating to uncertain tax positions and tax expense of $0.5 million for the impact of a change in the state rate used to determine deferred taxes.

Income tax expense of $43.0 million for the year ended December 31, 2007 resulted primarily from pretax income, the impact of state taxes, non-deductible expenses, a tax expense of $1.6 million, including accrued interest, relating to uncertain tax positions and tax expense of $1.1 million for the impact of a change in the state rate used to determine deferred taxes.

Comparison of Year Ended December 31, 2007 Versus Year Ended December 31, 2006

Revenues, net for the year ended December 31, 2007 increased $67.1 million (11%) as compared to revenues for the prior year.  The increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Advertising revenue	$32.9	$2.4	$35.3
Affiliate fee revenue	23.6	7.4	31.0
Other revenue	0.8	—	0.8
	$57.3	$9.8	$67.1

The increase in advertising revenue for the year ended December 31, 2007 compared to the prior year at AMC Networks resulted principally from higher pricing and units sold.  The increase at IFC is due to increased sponsorship revenue related to programming aired on the network.  The increase in affiliate revenue for the year ended December 31, 2007 compared to the prior year is due to an increase in viewing subscribers and per subscriber rate increases.  Viewing subscribers as of December 31, 2007 compared to December 31, 2006, increased 11.2% and 5.8% at IFC and AMC Networks, respectively.  Approximately 20% of the AMC Networks increase in 2007 relates to an increase in Canadian viewing subscribers for the broadcast of AMC.

	As of December 31,			Percent
	2007	2006	Increase	Increase
	(in thousands)
Viewing Subscribers:
AMC	84,400	81,100	3,300	4.1%
WE tv	57,200	52,700	4,500	8.5%
IFC	44,600	40,100	4,500	11.2%

Technical and operating expenses include primarily amortization of program rights, including those for feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2007 increased $15.5 million (9%) compared to 2006.  The increase in technical and operating expenses is attributed to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Amortization of programming content and series development/original programming costs	$7.2	$2.5	$9.7
Programming related costs	4.7	1.1	5.8
	$11.9	$3.6	$15.5

The increase in amortization of programming content costs and series development/original programming costs of $9.7 million for the year ended December 31, 2007 compared to the same period in the prior year is due primarily to an increase in amortization of licensed programming content costs and series development expenses of $20.8 million, partially offset by a reduction in owned original programming costs of $11.1 million due to a portion of such costs qualifying for capitalization in 2007.  The increase in programming related costs at both AMC Networks and IFC is primarily due to increased broadband/video-on-demand related costs.

As a percentage of revenues, technical and operating expenses decreased to 28% for the year ended December 31, 2007 compared to 29% for the year ended December 31, 2006.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $9.8 million (6%) for 2007 as compared to 2006.  The increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$8.0	$1.1	$9.1
Other general and administrative costs	1.5	(0.2)	1.3
Management fees	1.5	—	1.5
Long-term incentive plan expense allocated from Cablevision	1.3	0.3	1.6
Share-based compensation expense allocated from Cablevision	(3.0)	(0.7)	(3.7)
	$9.3	$0.5	$9.8

The increase in sales and marketing costs at AMC Networks and IFC primarily resulted from an increase in expenses for the marketing and promotion of original programming series for the year ended December 31, 2007 compared to the same period in the prior year.  The increase in other general and administrative costs at AMC Networks is due to increased parent company allocations, partially offset by a decrease in legal expenses for the year ended December 31, 2007 compared to the same period in the prior year.  Management fees increased due to increased revenues of AMC Networks in 2007 compared to 2006.

As a percentage of revenues, selling, general and administrative expenses decreased to 27% in 2007 compared to 28% in 2006.

Restructuring expense of $1.6 million for the year ended December 31, 2007 represents the allocation of severance charges from the Company’s indirect parent resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments at the parent company for which the costs of such departments are partially allocated to the Company.

Depreciation and amortization decreased $2.2 million (4%) for 2007 as compared to 2006 due to a decrease in depreciation and amortization expense of $0.9 million and $1.3 million, respectively.  A decrease in depreciation expense of $0.9 million during 2007 compared to the prior year primarily relates to a capitalized lease asset at IFC becoming fully depreciated at

December 31, 2006.  The decrease in amortization expense of $1.3 million is due to certain intangible assets becoming fully amortized in the first quarter of 2007.

Net interest expense decreased $11.2 million (9%) during 2007 compared to 2006. The net decrease was attributable to the following:

(dollars in millions)
Increase (decrease):
Due to lower average interest rates on our indebtedness	$(3.7)
Due to lower average debt balances	(10.2)
Due to a decrease in interest income	2.8
Other	(0.1)
$(11.2)

Write-off of deferred financing costs of $2.9 million and $6.1 million in 2007 compared to 2006, respectively, represents $2.9 million of costs written off in connection with the partial redemption of our senior subordinated notes in August 2007 and $6.1 million of costs written off in connection with the refinancing of our August 2004 credit agreement in July 2006.

Loss on extinguishment of debt of $19.1 million in 2007 represents the excess of the redemption price over the carrying value of the $175.0 million principal amount of our senior subordinated notes redeemed August 2007.

Income tax expense of $43.0 million for the year ended December 31, 2007 resulted primarily from pretax income, the impact of state taxes, non-deductible expenses, and tax expense of $1.6 million, including accrued interest, relating to uncertain tax positions and tax expense of $1.1 million for the impact of a change in the state rate used to determine deferred taxes.

Income tax expense of $26.6 million for the year ended December 31, 2006 resulted primarily from pretax income, the impact of non-deductible expenses and state income taxes.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $122.5 million for the year ended December 31, 2008 compared to $126.6 million for the year ended December 31, 2007.  The 2008 cash provided by operating activities resulted from $341.1 million of income before depreciation and amortization and non-cash items and an increase in cash resulting from a decrease in net other assets totaling $4.2 million, partially offset by the acquisition of and payment of obligations relating to program rights totaling $203.9 million and deferred carriage fee payments of $18.9 million.

Net cash provided by operating activities amounted to $126.6 million for the year ended December 31, 2007 compared to $126.8 million for the year ended December 31, 2006.  The 2007 cash provided by operating activities resulted from $305.2 million of income before depreciation and amortization and other non-cash items, an increase in accounts payable to affiliates, net of $48.3 million and a decrease in net other assets totaling $13.7 million, partially offset by a decrease in cash resulting primarily from the acquisition and payment of obligations relating to program rights totaling $178.7 million, an increase in accounts receivable, trade of $21.4 million due primarily to an increase in affiliate trade receivables, deferred carriage fee payments of $28.7 million, and a decrease in accrued interest of $11.8 million due primarily to a decrease in outstanding debt following the early redemption of a portion of our senior subordinated notes in August 2007.

Net cash provided by operating activities amounted to $126.8 million for the year ended December 31, 2006.  The 2006 cash provided by operating activities resulted from $243.1 million of income before depreciation and amortization and other non-cash items and a decrease in net other assets totaling $35.8 million, partially offset by a decrease in cash resulting from the acquisition and payment of obligations relating to program rights totaling $126.1 million, and deferred carriage payments of $26.0 million.

Investing Activities

Net cash used in investing activities for the years ended December 31, 2008, 2007 and 2006 was $5.1 million, $7.0 million, and $5.2 million, respectively, which consisted primarily of capital expenditures for the purchase of technical equipment for the transmission of our networks in high-definition.  Capital expenditures in 2006 were primarily for the purchase of technical equipment for operators to migrate to and receive a digital transmission of our networks.

Financing Activities

Net cash used in financing activities amounted to $155.9 million for the year ended December 31, 2008 compared to $75.6 million for the year ended December 31, 2007.  In 2008, financing activities consisted of capital distributions to our parent of $352.3 million, repayment of bank debt of $76.0 million, payment of financing costs of $2.9 million associated with a new incremental revolver supplement entered into in June 2008 and principal payments on capital leases of $0.7 million, partially offset by proceeds from bank debt of $276.0 million (as described below).

Net cash used in financing activities amounted to $75.6 million for the year ended December 31, 2007 compared to $261.7 million for the year ended December 31, 2006.  In 2007, financing activities consisted of capital distributions to our parent of $74.8 million, $193.2 million for the partial redemption of $175.0 million of our senior subordinated notes including a redemption premium of $18.2 million, repayment of bank debt of $33.0 million, and principal payments on capital leases of $0.6 million, partially offset by proceeds from bank debt of $23.0 million and a cash contribution from our parent of $203.0 million.

Net cash used in financing activities amounted to $261.7 million for the year ended December 31, 2006.  In 2006, financing activities consisted of capital distributions to our parent of $168.8 million, repayment of bank debt of $595.5 million from our previous credit facility and $28.0 million of borrowings made during the year under our existing credit facility, partially offset by the proceeds from borrowings under our existing credit facility of $538.0 million, the payment of deferred financing costs associated with our new credit facility of $5.5 million, and principal payments on capital leases of $1.8 million.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive cash from operating activities for the three years ended December 31, 2008, 2007 and 2006.  Our cash flow from operating activities and proceeds from borrowings available to us under our revolving credit facilities provide the capital required for net funding and investment requirements of other Rainbow programming services that we do not own, including the continuing international operations of Rainbow’s high-definition channels (“VOOM HD Networks”) and Rainbow’s regional news networks (“News 12 Networks”), subject to the applicable covenants and limitations contained in our financing agreements.  We currently expect our net funding and investment requirements for the next twelve months will be met by one or more of the following:  our cash on hand, cash generated by our operating activities and available borrowings under our credit facilities.  During the year ended December 31, 2008, we distributed approximately $107 million to Rainbow Programming Holdings LLC (“RPH”), our direct parent, to fund other Rainbow programming services, including VOOM HD Networks and News 12 Networks, and we distributed $245 million to RPH for Rainbow Media Holdings LLC’s (“RMH”) acquisition of Sundance Channel L.L.C. (see below).

We have assessed the implications of the recent distress in the capital and credit markets on our ability to meet our net funding and investing requirements over the next twelve months and we believe that a combination of cash-on-hand, cash generated from operating activities and availability under our revolving credit facilities should provide us with sufficient liquidity. However, continued market disruptions could cause broader economic downturns, which may lead to lower demand for our services, such as lower levels of advertising.  These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under our revolving credit facilities will be available when, and if, needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets. The obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.  We continue to evaluate options to manage our liquidity and capital structure.

The following table summarizes our outstanding debt, including capital lease obligations, interest expense and capital expenditures as of and for the year ended December 31, 2008:

(dollars in thousands)

Bank debt	$700,000
Capital leases	12,654
Senior notes	299,014
Senior subordinated notes	323,564
Total debt	$1,335,232

Interest expense	$91,017
Capital expenditures	$4,892

Total amounts payable by the Company in connection with its outstanding obligations during the five years subsequent to December 31, 2008 and thereafter, including capital leases and related interest, as of December 31, 2008 are as follows:

Years Ending December 31,

2009	$26,866
2010	26,866
2011	51,866
2012	576,866
2013	326,866
Thereafter	336,763
Total	$1,346,093

Debt Financing Agreements

The Company has an $800 million senior secured credit facility (the “Credit Facility”), which consists of a $500 million term A loan facility and a $300 million revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Facility allows us to utilize up to $50 million of the revolving credit facility for letters of credit and up to $5 million for a swing loan.  Further, the Credit Facility provides for an incremental facility of up to $925 million, provided that it be for a minimum amount of $100 million.  On June 3, 2008, we entered into an Incremental Revolver Supplement (“Incremental Revolver”) whereby we received commitments from lenders in the amount of $280 million.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar Rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  The Incremental Revolver matures on June 30, 2012 and the terms and conditions of the Incremental Revolver are no more restrictive than those of our Credit Facility currently outstanding.  We are obligated to pay fees of 0.375% per annum on any undrawn portion of the Incremental Revolver commitment balance.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at December 31, 2008.

Outstanding borrowings under the term loan facility and the revolving credit facility were $475 million and $225 million, respectively, at December 31, 2008.  At December 31, 2008, the weighted average interest rates on the term A loan facility and amounts drawn under the revolving credit facility were 2.195% and 2.003%, respectively.  We had $75 million in undrawn revolver commitments at December 31, 2008.  The borrowings under the Credit Facility may be repaid without penalty at any time. We may use future borrowings under the Credit Facility to make investments, distributions and other payments permitted under the Credit Facility and for general corporate purposes.

Borrowings under the Credit Facility are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by Rainbow Programming Holdings LLC.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions).  The term A loan is to be repaid in quarterly repayments of $6.25 million in 2009 and 2010, $12.5 million in 2011 and 2012, and $162.5 million on March 31, 2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

In connection with the Incremental Revolver, we incurred deferred financing costs of $2.9 million, which are being amortized to interest expense over the term of the Incremental Revolver.

In June 2008, we borrowed $210 million under our $300 million revolving credit facility which was distributed to RMH, our indirect parent, along with an additional $35 million of cash on hand in connection with RMH’s acquisition of Sundance Channel L.L.C.  During 2008, we borrowed an additional $66 million and repaid $51 million under our $300 million revolving credit facility.

The Credit Facility contains various financial and other covenants.  As defined in the Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

On July 24, 2007, we entered into an equity commitment agreement with our sole member, RPH, pursuant to which RPH agreed to purchase additional membership interests in the Company for an aggregate purchase price of $203 million.  We used the proceeds of the investment by RPH to redeem $175 million in aggregate principal amount of our 10 3/8% senior subordinated notes due 2014, representing 35% of the outstanding notes at a redemption price equal to 110.375% of the principal amount of the notes plus accrued and unpaid interest to August 31, 2007, the redemption date.  In connection with the redemption, we recognized a loss on extinguishment of debt of $19.1 million representing the excess of the redemption price over the carrying value of the $175 million principal amount of our senior subordinated notes and wrote-off the related unamortized deferred financing costs of $2.9 million.  As of December 31, 2008, the remaining notes outstanding consist of $325 million principal amount of 10 3/8% senior subordinated notes due September 1, 2014 and $300 million principal amount of 8 3/4% senior notes due September 1, 2012.  These notes are guaranteed by substantially all of our subsidiaries.

The indentures under which the senior notes and the senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the Credit Facility.

We were in compliance with all of our financial covenants under our Credit Facility and our Incremental Revolver as of December 31, 2008.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s.  Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  Our corporate credit rating is Ba3 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

In November 2008, we entered into interest rate swap contracts with a notional amount of $450 million to effectively fix borrowing rates on a substantial portion of our floating rate debt.  These contracts are not designated as hedges for accounting purposes.

The table below summarizes certain terms of these interest rate swap contracts as of December 31, 2008:

Maturity Date	Notional Amount	Weighted Average Fixed Rate Paid by the Company	Weighted Average Effective Floating Rate Received by the Company at December 31, 2008*

November 2009	$450 million	1.84%	1.20%

*                                         Represents the floating rate received under our interest rate swap contracts at December 31, 2008 and does not represent the rates to be received on future payments.

As a result of the interest rate swap transactions, the interest rate paid on approximately 81% of our debt (excluding capital leases) as of December 31, 2008 is effectively fixed (47% being fixed rate obligations and 34% is effectively fixed through utilization of these interest rate swap contracts).

Contractual Obligations and Off Balance Sheet Commitments

The Company’s contractual obligations as of December 31, 2008, which consist primarily of our debt obligations, and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years	Other
	(dollars in thousands)
Off balance sheet arrangements:
Purchase obligations (1)	$206,550	$70,569	$24,283	$27,210	$84,488	$—
Operating lease obligations (2)	3,961	1,026	1,909	1,026	—	—
Guarantees	103	103	—	—	—	—
	210,614	71,698	26,192	28,236	84,488	—
Contractual obligations reflected on the balance sheet:
Debt obligations (3)	1,325,000	25,000	75,000	900,000	325,000	—
Program rights obligations	443,579	108,870	163,527	100,474	70,708	—
Capital lease obligations (4)	21,093	1,866	3,732	3,732	11,763	—
Taxes (5)	5,154	—	—	—	—	5,154
	1,794,826	135,736	242,259	1,004,206	407,471	5,154

Total	$2,005,440	$207,434	$268,451	$1,032,442	$491,959	$5,154

See note 5 to our consolidated financial statements for a discussion of our long-term debt.  See note 8 to our consolidated financial statements for a discussion of our leases.  See note 1 to our consolidated financial statements for a discussion of our program rights obligations.

(1)                      Purchase obligation amounts not reflected on the balance sheet consist primarily of (i) long-term program rights obligations, (ii) long-term transmission service commitments, and (iii) marketing commitments.

(2)                      Operating lease commitments represent future minimum payment obligations on various long-term, noncancelable leases for office space and office equipment.

(3)                      Includes future payments due on the Company’s (i) bank debt, (ii) senior notes, and (iii) senior subordinated notes (excludes interest payments).

(4)                       Amount above reflects the face amount of capital lease obligations, including related interest.

(5)                     This amount represents noncurrent tax liabilities, including accrued interest, relating to uncertain tax positions.

Interest Rate Risk

To manage interest rate risk, we have entered into interest rate swap contracts to adjust the proportion of total debt that is subject to variable interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to provide an economic hedge against the risk of rising rates.  We do not enter into interest rate swap contracts for speculative or trading purposes and have only entered into transactions with counterparties that are rated investment grade.  We monitor the financial institutions that are counterparties to our interest rate swap contracts and we diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

As discussed above, we have entered into interest rate swap contracts.  All such contracts are carried at their fair values on our consolidated balance sheets, with changes in value reflected in the consolidated statements of income.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), Business Combinations (“Statement No. 141R”).  Statement No. 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date.  Statement No. 141R is effective for the Company for business combinations for which the acquisition date is on or after January 1, 2009. The provisions of Statement No. 141R will not impact the Company’s financial statements for prior periods.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“Statement No. 161”).  Statement No. 161 requires specific disclosures regarding the location and amounts of derivative instruments in the Company’s financial statements; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect the Company’s financial position, financial performance, and cash flows. Statement No. 161 is effective for the Company on January 1, 2009.   The Company will provide the required disclosures regarding derivative instruments in 2009.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, Determination of the Useful Life of Intangible Assets.  FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets.  FSP No. FAS 142-3 is effective for the Company on January 1, 2009.  The Company has not yet determined the impact FSP No. FAS 142-3 will have on its consolidated financial statements.

In December 2007, the FASB issued EITF 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-1 also establishes the appropriate income statement presentation and classification for joint operating activities and payments between participants, as well as the disclosure requirements related to these arrangements. EITF 07-1 is effective for the Company on January 1, 2009.  The Company has not yet determined the impact EITF 07-1 will have on its consolidated financial statements.

Rainbow National Services LLC and Subsidiaries

(Dollars in thousands)

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(Dollars in thousands)

	Balance at Beginning of Period	Provision for Bad Debt	Deductions/Write- Offs and Other Charges		Balance at End of Period
Year Ended December 31, 2008
Allowance for doubtful accounts	$1,639	$946	$(1,918	)*	$667

Year Ended December 31, 2007
Allowance for doubtful accounts	$4,066	$392	$(2,819	)*	$1,639

Year Ended December 31, 2006
Allowance for doubtful accounts	$4,150	$—	$(84)		$4,066

*  Amounts in 2008 represent primarily the write-off of trade receivables from a cable system operator that had previously been fully reserved and the write-off of certain uncollectible advertising receivables.  Amounts in 2007 represent primarily the write-off of trade receivables from a cable system operator that had previously been fully reserved.